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                                                                   Exhibit 12.02

                      Travelers Group Inc. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)

                                                              Three months ended
                                                                   March 31,
                                                              ------------------

                                                               1997        1996
                                                              ------      ------
Income from continuing operations
  before income taxes and minority interest                   $1,347      $1,315
Interest                                                       2,378       2,234
Portion of rentals deemed to be interest                          30          33
                                                              ------      ------
  Earnings available for fixed charges                        $3,755      $3,582
                                                              ======      ======
Fixed charges
-------------
Interest                                                      $2,378      $2,234
Portion of rentals deemed to be interest                          30          33
                                                              ------      ------
  Fixed charges                                               $2,408      $2,267
                                                              ======      ======

Ratio of earnings to fixed charges                             1.56x       1.58x
                                                              ======      ======